Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

December 7, 2023

Arrowroot Acquisition Corp.

4553 Glencoe Ave, Suite 200

Marina Del Rey, CA 90292

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of the Registration Statement on Form S-4 (File No. 333-274333) (as amended or supplemented, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Arrowroot Acquisition Corp., a Delaware corporation (the “Company”), of up to 128,500,001 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Company pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 27, 2023 (the “Merger Agreement”), by and among the Company, ARAC Merger Sub, Inc., and iLearningEngines Inc.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, upon delivery against payment therefor in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP